UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. __________)(1)


                                Weeks Corporation
--------------------------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    94856P102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                November 6, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                    |_| Rule 13d-1(b)
                    |X| Rule 13d-1(c)
                    |_| Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 94856P102                                         Page 2 of 10 Pages
----------------------------------------------------------------------------------------

    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         AEW Capital Management, L.P.
----------------------------------------------------------------------------------------

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a)|_|
                                                                                  (b)|_|
----------------------------------------------------------------------------------------

    3    SEC USE ONLY

----------------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
----------------------------------------------------------------------------------------
        NUMBER OF              5      SOLE VOTING POWER

         SHARES
                                      1,181,929
      BENEFICIALLY             ---------------------------------------------------------
                               6      SHARED VOTING POWER
      OWNED BY EACH

        REPORTING                     None
                               ---------------------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER

          WITH                        1,181,929
                               ---------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      None
----------------------------------------------------------------------------------------

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,181,929 shares of the Common Stock
----------------------------------------------------------------------------------------

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|


----------------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         5.72%
----------------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON *

         PN
========================================================================================

                               * SEE INSTRUCTIONS



                                  SCHEDULE 13G

CUSIP No. 94856P102                                           Page 3 of 10 Pages
----------------------------------------------------------------------------------------

    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


        AEW TSF, L.L.C.
----------------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) |_|
                                                                                  (b) |_|

----------------------------------------------------------------------------------------

    3   SEC USE ONLY
----------------------------------------------------------------------------------------

    4   CITIZENSHIP OR PLACE OF ORGANIZATION


        State of Delaware
----------------------------------------------------------------------------------------
       NUMBER OF               5     SOLE VOTING POWER

        SHARES
                                     1,181,929
     BENEFICIALLY              ---------------------------------------------------------
                               6     SHARED VOTING POWER
     OWNED BY EACH
                                     None
      REPORTING                ---------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
        PERSON
                                     1,181,929
         WITH                  ---------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,181,929 shares of the Common Stock
----------------------------------------------------------------------------------------

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         |_|


----------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.72%
----------------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

        OO
========================================================================================

                               * SEE INSTRUCTIONS




                                  SCHEDULE 13G

CUSIP No.94856P102                                            Page 4 of 10 Pages
------------------------------------------------------------------------------------------

    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


        AEW TSF, Inc.
----------------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) |_|
                                                                                  (b) |_|
----------------------------------------------------------------------------------------

    3   SEC USE ONLY

----------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION


        State of Delaware
----------------------------------------------------------------------------------------
      NUMBER OF                5        SOLE VOTING POWER

       SHARES

    BENEFICIALLY                        1,181,929
                               ---------------------------------------------------------
    OWNED BY EACH              6        SHARED VOTING POWER

      REPORTING
                                        None
       PERSON                  ---------------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
        WITH
                                        1,181,929
                               ---------------------------------------------------------
                               8        SHARED DISPOSITIVE POWER

                                        None
----------------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,181,929 shares of the Common Stock
----------------------------------------------------------------------------------------

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         |_|

----------------------------------------------------------------------------------------

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        5.72%
----------------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

        CO
========================================================================================

                               * SEE INSTRUCTIONS



                                  SCHEDULE 13G

CUSIP No.94856P102                                          Page 5 of 10 Pages
------------------------------------------------------------------------------------------

    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        AEW Capital Management, Inc.
------------------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) |_|
                                                                                  (b) |_|
------------------------------------------------------------------------------------------
    3   SEC USE ONLY

------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION


        Commonwealth of Massachusetts
------------------------------------------------------------------------------------------
      NUMBER OF                5      SOLE VOTING POWER

       SHARES
                                      1,181,929
    BENEFICIALLY
                               ---------------------------------------------------------
    OWNED BY EACH              6      SHARED VOTING POWER

      REPORTING                       None
                               ---------------------------------------------------------
       PERSON                  7      SOLE DISPOSITIVE POWER

        WITH                          1,181,929
                               ---------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      None
----------------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,181,929 shares of the Common Stock
------------------------------------------------------------------------------------------

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |_|

------------------------------------------------------------------------------------------

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.72%
------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        CO
==========================================================================================

                               * SEE INSTRUCTIONS


                                                                     Page 5 of 8




                                  SCHEDULE 13G

CUSIP No.94856P102                                            Page 6 of 10 Pages
------------------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


        AEW Targeted Securities Fund, L.P.
------------------------------------------------------------------------------------------

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) |_|
                                                                                  (b) |_|

------------------------------------------------------------------------------------------
    3   SEC USE ONLY

------------------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION


        State of Delaware
------------------------------------------------------------------------------------------
       NUMBER OF               5        SOLE VOTING POWER

        SHARES
                                        1,181,929
     BENEFICIALLY
                               ---------------------------------------------------------
     OWNED BY EACH             6        SHARED VOTING POWER

       REPORTING
                                        None
        PERSON                 ---------------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
         WITH
                                        1,181,929
                               ---------------------------------------------------------
                               8        SHARED DISPOSITIVE POWER

                                        None
------------------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,181,929 shares of the Common Stock
------------------------------------------------------------------------------------------

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |_|

------------------------------------------------------------------------------------------

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.72%
------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        PN
==========================================================================================

                               * SEE INSTRUCTIONS

                            STATEMENT ON SCHEDULE 13G


Item 1(a).           Name of Issuer:

                     Weeks Corporation

Item 1(b).           Address of Issuer's Principal Executive Offices:
                     ------------------------------------------------
                     4497 Park Drive
                     Norcross, Georgia 30093

Item 2(a).           Names of Person Filing:
                     -----------------------

                     AEW Capital Management, L.P.
                     AEW Capital Management, Inc.
                     AEW TSF, Inc.
                     AEW TSF, L.L.C.
                     AEW Employee Holdings TSF, L.P.


Item 2(b).           Business Mailing Address for the Person Filing:
                     -----------------------------------------------

                     225 Franklin Street
                     Boston, MA 02110


Item 2(c).           Citizenship:
                     ------------

                     Massachusetts for AEW Capital Management, Inc.
                     Delaware for all other entities

Item 2(d).           Title of Class of Securities:
                     -----------------------------

                     Common Stock, par value $.01

Item 2(e).           CUSIP Number:
                     -------------

                     94856P102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
        -------------------------------------------------------------------


                     Not applicable.


Item 4.    Ownership:
           ----------

                     (a)  Amount Beneficially Owned:

                                1,181,929 shares of Common Stock

                     (b) Percent of Class:

                                5.72%

                     (c) Number of shares as to which such person has:

                               (i)        sole power to vote or to direct the vote:
                                          1,181,929 shares of Common Stock

                               (ii)       shared power to vote or to direct the vote:
                                          None

                                  Page 7 of 10




                               (iii)      sole power to dispose or to direct the disposition of:
                                          1,181,929 shares of Common Stock

                               (iv)       shared power to dispose or to direct the disposition of:
                                          None

Item 5.    Ownership of Five Percent or Less of a Class:
           ---------------------------------------------

                     Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
           ----------------------------------------------------------------

                     Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
           Parent Holding Company:
           --------------------------------------------------------------------------------------------------------

                     Not Applicable

Item 8.    Identification and Classification of Members of the Group:
           ----------------------------------------------------------

                     Not Applicable

Item 9.    Notice of Dissolution of Group:
           -------------------------------

                     Not Applicable

Item 10.   Certification:
           --------------

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:                                              AEW CAPITAL MANAGEMENT, L.P.

                                                    By:       AEW Capital Management, Inc., its general partner

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name:  James J. Finnegan
                                                              Title:  Vice President


                                                    AEW CAPITAL MANAGEMENT, INC.


                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name:  James J. Finnegan
                                                              Title:  Vice President


                                                    AEW TSF, L.L.C.

                                                    By:       AEW TSF, Inc., its managing member


                                                    By:        /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President


                                                    AEW TSF, Inc.

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President


                                                    AEW Targeted Securities Fund, L.P.

                                                    By:       AEW TSF, L.L.C., its general partner

                                                    By:       AEW TSF, Inc., its managing member

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President

                             JOINT FILING AGREEMENT


           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Weeks Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

           In evidence whereof, the undersigned have caused this Agreement to be
 executed on their behalf this       day of November, 1998.

                                                    AEW CAPITAL MANAGEMENT, L.P.

                                                    By:       AEW Capital Management, Inc., its general
                                                              partner

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name:  James J. Finnegan
                                                              Title:  Vice President


                                                    AEW CAPITAL MANAGEMENT, INC.

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name:  James J. Finnegan
                                                              Title:  Vice President

                                                    AEW TSF, L.L.C.

                                                    By:       AEW TSF, Inc., its managing member

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President

                                                    AEW TSF, Inc.

                                                    By:       /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President

                                                    AEW Targeted Securities Fund, L.P.

                                                    By:       AEW TSF, L.L.C., its general partner

                                                    By:       AEW TSF, Inc., its managing member

                                                              /s/ James J. Finnegan
                                                              ---------------------------
                                                              Name: James J. Finnegan
                                                              Title: Vice President




DOCSC\687171.4